Exhibit 99.1

            General Cable Announces Plant Rationalization

    HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--Dec. 18, 2003--General Cable Corporation (NYSE:BGC) announced today its decision to significantly reduce operations at its Marion, Indiana manufacturing facility. In conjunction with this action, most of the product lines currently manufactured in the plant will be moved to other General Cable facilities. The Marion plant, which will remain open and employ approximately 65 people, will become a highly focused operation specializing primarily in the production of mining and other specialty cables. This decision stems from the feasibility study previously announced on October 28, 2003. The Company continues to review the operations of its South Hadley, Massachusetts facility for possible rationalization.
    The Company will incur a charge related to the rationalization of the Marion facility and estimates the amount of the pre-tax charge to be approximately $16.0 million, of which about $6.6 million is cash. The Company estimates that approximately $10.0 million of this charge will occur in the fourth quarter of 2003, with the remaining amount occurring during the first half of 2004 as production is transferred out of the Marion facility. The Company will also incur a pre-tax asset impairment charge in the fourth quarter of 2003 of approximately $2.0 million related to its operations in South Hadley.
    "Our decision today was taken in response to the prolonged and unprecedented decline in the North American industrial cable market. I am confident that it will allow us to continue on the path of becoming the low-cost producer in the industrial and specialty cables market while maintaining ample capacity for the improving demand we have recently begun to see," said Gregory B. Kenny, President and Chief Executive Officer of General Cable. "This move allows us to more efficiently utilize our manufacturing capacity for industrial and specialty cables throughout North America, while also retaining one of the broadest product line offerings for industrial cables in the industry."
    "This decision allows the Marion facility to focus its attention on achieving a cost and quality leadership position in mining and other specialty cables," continued Kenny. "I would like to thank our Marion associates for their dedication and commitment during the feasibility study and for their continuing support during the upcoming transition period."

    General Cable, headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. The Company offers competitive strengths in such areas as breadth of product line, brand recognition, distribution and logistics, sales and service and operating efficiency.
    Energy cables include low-, medium- and high-voltage power distribution and power transmission products. The Industrial and Specialty segment is comprised of application-specific cables for uses such as electrical power generation (traditional fuels, alternative and renewable sources, and distributed generation), the oil, gas and petrochemical industries, mining, industrial automation, marine, military and aerospace applications, power applications in the telecommunications industry, and other key industrial segments. Communications wire and cable products transmit low-voltage signals for voice, data, video and control applications. Visit our website at www.GeneralCable.com.

    CONTACT: General Cable Corporation
             Paul M. Montgomery, 859-572-8684